As filed with the Securities and Exchange Commission on November 17, 2000
                                          Registration Statement No. 333-75659
______________________________________________________________________________
______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                               ______________

                        Post-Effective Amendment No. 2
                                      on
                                   Form S-8
                                      to
                                   Form S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                   _________



                             EXXON MOBIL CORPORATION
             (Exact name of registrant as specified in its charter)


             New Jersey                                13-5409005
    (State or other jurisdiction         (I.R.S. Employer Identification No.)
    of incorporation or organization)


                          5959 Las Colinas Boulevard
                                  Irving, Texas
                    (Address of principal executive offices)

                                  75039-2298
                                  (Zip Code)

                                  __________


               1993 Incentive Program of Exxon Mobil Corporation
                           (Full title of the Plan)


                                   _________


                             Charles W. Matthews
                     Vice President and General Counsel
                           Exxon Mobil Corporation
                         5959 Las Colinas Boulevard
                          Irving, Texas 75039-2298
                               (972) 444-1000
      (Name, address and telephone number, including area code,
                        of agent for service)

                                   _________

                              Purpose of Amendment


This Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-75659) of Exxon Mobil Corporation (formerly named Exxon Corporation) (the "Registrant") relates to 28,000,000 previously registered shares of common stock of the Registrant available for issuance under the Registrant's 1993 Incentive Program (the "Program"). There are also registered hereunder such additional indeterminate shares of the Registrant's common stock as may be required as a result of a stock split, stock dividend, or similar transaction in accordance with the anti-dilution provisions of the Program.

Pursuant to Rule 429, the prospectus relating to this registration statement also relates to earlier registration statements filed for offerings under the Program and the Registrant's 1988 Long Term Incentive Plan (Registration Nos. 333-38917, 33-51107, and 33-25281). As of September 30, 2000, approximately
64,749,121 shares remain available on a split adjusted basis under such prior registration statements, for which shares an aggregate registration fee of approximately $967,564 was paid.

                                      PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         _______________________________________

The following documents that have been filed by Exxon Mobil Corporation (the "Registrant" or "ExxonMobil") with the Securities and Exchange Commission are incorporated by reference herein:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1999;

     (2)  Quarterly Reports on Form 10-Q for the quarters ended
          March 31, 2000, June 30, 2000, and September 30, 2000;

     (3) The description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form S-4 (File No. 333-75659), and any document filed which updates that description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 6.  Indemnification of Directors and Officers.
         _________________________________________

ExxonMobil has no provisions for indemnification of directors or officers in its certificate of incorporation. Article X of the By-Laws of the Registrant provides that it shall indemnify to the full extent permitted by law any director or officer made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporation agent of ExxonMobil or any subsidiary or served any other enterprise at the request of ExxonMobil against expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement. The New Jersey Business Corporation Act provides for the indemnification of directors and officers under certain conditions.

ExxonMobil has purchased directors and officers liability insurance coverage from Ancon Insurance Company, Inc., a wholly-owned subsidiary of ExxonMobil.

Under the terms of the Agreement and Plan of Merger dated as of December 1, 1998, among ExxonMobil (formerly named Exxon Corporation), Mobil Corporation ("Mobil") and Lion Acquisition Subsidiary Corporation, ExxonMobil has agreed that for seven years after November 30, 1999, the closing date of the merger, ExxonMobil will indemnify and hold harmless each person who was a director or officer of Mobil at or prior to the date of the merger agreement from their acts or omissions in those capacities occurring prior to the closing to the extent provided under Mobil's charter and by-laws as in effect on December 1, 1998.

Item 8.  Exhibits.
         ________

See Index to Exhibits, which is incorporated herein by reference.

Item 9.  Undertakings.
         ____________

     (a) The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


The Registrant.

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on the 17th day of November, 2000.

                                         EXXON MOBIL CORPORATION


                                         By:  /s/ Lee R. Raymond
                                         ____________________________________
                                         Lee R. Raymond
                                         Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.



/s/ Lee R. Raymond
_________________________________   Chairman of the Board   November 17, 2000
       (Lee R. Raymond)             and Chief Executive
                                    Officer (Principal
                                    Executive Officer)



________________________________   Vice Chairman of the
        (Lucio A. Noto)            Board



              *
________________________________   Director                 November 17, 2000
      (Michael J. Boskin)



              *
________________________________   Director                 November 17, 2000
         (Rene Dahan)



              *
________________________________   Director                 November 17, 2000
      (William T. Esrey)

_________________________________   Director
       (Donald V. Fites)



               *
_________________________________   Director                November 17, 2000
          (Jess Hay)



_________________________________   Director
   (Charles A. Heimbold, Jr.)



               *
_________________________________   Director                November 17, 2000
     (James R. Houghton)



               *
_________________________________   Director                November 17, 2000
      (William R. Howell)



_________________________________   Director
      (Helene L. Kaplan)



               *
_________________________________   Director                November 17, 2000
     (Reatha Clark King)



               *
_________________________________   Director                November 17, 2000
   (Philip E. Lippincott)



               *
_________________________________   Director                November 17, 2000
    (Harry J. Longwell)

_________________________________   Director
       (J. Richard Munro)



               *
_________________________________   Director                November 17, 2000
    (Marilyn Carlson Nelson)



_________________________________   Director
       (Eugene A. Renna)



               *
_________________________________   Director                November 17, 2000
      (Walter V. Shipley)



               *
_________________________________   Controller (Principal   November 17, 2000
      (Donald D. Humphreys)         Accounting Officer)



                *
_________________________________   Treasurer (Principal    November 17, 2000
       (Frank A. Risch)             Financial Officer)














* By:  /s/ Richard E. Gutman
       ___________________________
       (Richard E. Gutman)
        Attorney-in-Fact

                               INDEX TO EXHIBITS



Exhibit Number                            Exhibit
______________                            _______


10.1 1993 Incentive Program, as amended (incorporated by reference to Exhibit 10(iii)(a) to the Registrant's Annual Report on Form 10-K for 1999).

23.1            Consent of PricewaterhouseCoopers LLP.

23.2            Consent of Ernst & Young LLP.

24.1 Power of Attorney (incorporated by reference to Exhibit 24 to the Registration Statement on Form S-4 (file no. 333-75659) filed on April 5, 1999).

                                                                 Exhibit 23.1




        CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on
Form S-4 (No. 333-75659) of Exxon Mobil Corporation of our report dated February 23, 2000 relating to the consolidated financial statements, which appears on page F13 of Exxon Mobil Corporation's 1999 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999.






PRICEWATERHOUSECOOPERS LLP
Dallas, Texas
November 17, 2000

                                                                 Exhibit 23.2




          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (No. 333-75659) pertaining to the 1993 Incentive Program of Exxon Mobil Corporation and in the related Prospectus of our report dated February 26, 1999, with respect to the consolidated financial statements and schedule of Mobil Corporation included in the Annual Report on Form 10-K for the year ended December 31, 1999 of Exxon Mobil Corporation.


                                             /s/ ERNST & YOUNG LLP


McLean, Virginia
November 17, 2000